UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2009

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 9, 2009, Apollo Gold Corporation (the “Company”) completed the acquisition of certain mineral properties (the “Pike River Property”) located in the Township of Hislop, Ontario, Canada, which are contiguous to the south-east boundary of the Company’s Black Fox gold mine and the northwest boundary of the Company’s Grey Fox property.  The Pike River Property was acquired from Newmont Canada Corporation (“Newmont”) and consists of the surface and mineral rights to approximately 1,145 acres consisting of parcels 1735 LC, 1726 LC, 23687 SEC, 23777 SEC, 3852 SEC and 11125 SEC.

The purchase of the Pike River Property was made pursuant to a Purchase and Sale Agreement, dated March 12, 2009, between Newmont and the Company (the “Purchase Agreement”).  Pursuant to the terms of the Purchase Agreement, in consideration for the Pike River Property, the Company paid Cdn$100,000 to Newmont and granted a perpetual 2.5% net smelter production royalty to Newmont from the sale or other disposition of all materials produced from the Pike River Property (the “Royalty”) pursuant to a Royalty Agreement, dated March 25, 2009, between Newmont and the Company (the “Royalty Agreement”).  In addition, as further consideration, within 30 days following the earlier of (i) the date that at least 500,000 ounces of gold equivalent minerals sufficient to be reported pursuant to Canadian National Instrument 43-101 (“NI 43-101”) combined reserves (proven and probable) and resources (measured, indicated and inferred) are determined to exist within the Pike River Property, or (ii) the commencement of commercial production from any portion of the Pike River Property, the Company shall pay an additional sum of Cdn$1 million to Newmont.

The Royalty Agreement also contains a first right to negotiate in favor of Newmont pursuant to which, if the Company wishes to option, joint venture, assign, transfer, convey or otherwise dispose of its rights or interests in and to its Black Fox property (but excluding a corporate merger transaction), it must first notify Newmont of its intentions so that Newmont may consider a possible acquisition from the Company of a portion or all of the Company’s interest in its Black Fox property.

The foregoing description is qualified in its entirety by reference to the Purchase Agreement and the Royalty Agreement attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2.

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On September 14, 2009, the Company issued a press release reporting certain results of operations for the month of August 2009.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 8.01. OTHER EVENTS

Toll Milling Agreement

On September 9, 2009, the Company issued a press release announcing that it had entered into an agreement (the “Toll Milling Agreement”) with St Andrew Goldfields Ltd., (“St Andrew”) pursuant to which St Andrew agreed to mill 100,000 tonnes of ore from the Company’s Black Fox mine gold.

Apollo commenced mining open pit gold ore from its Black Fox mine in April 2009 and commenced milling of that ore at its Black Fox mill in May 2009.  To date, the Black Fox open pit mine has produced two categories of ore:  (1) higher grade ore (containing plus 3 grams of gold per tonne) and (2) low grade ore (containing between 1 gram and 3 grams of gold per tonne).  The higher grade ores are being processed by the Company’s Black Fox mill and the low grade ores have been stockpiled at the Black Fox mine.  As of September 8, 2009, there were approximately 120,000 tonnes of excess low grade ores stockpiled at the Black Fox mine site with an estimated gold grade of approximately 2.0 grams per tonne.  Pursuant to the Toll Milling Agreement, these excess low grade ores will be trucked by a contractor to St Andrew’s Holt Mill, which has a processing capacity of approximately 3,000 tonnes per day.  The Holt Mill is approximately fifty kilometers from the Black Fox mine.  The Toll Milling Agreement is for an initial amount of 100,000 tonnes.

Litigation

On September 4, 2009, Joe Green and companies owned or controlled by him, including a Mexican company named Minas de Coronado, S. de R.L. de C.V., with whom the Company’s Mexican subsidiary, Minera Sol de Oro, S.A. de C.V., has a joint venture relationship at the Huizopa exploration project in the State of Sonora, Mexico, filed a Complaint against the Company in the United States District Court for the District of Nevada.  In that Complaint, Mr. Green alleges, among other things, that the Company and Minera Sol de Oro have breached various agreements and alleged fiduciary duties and have failed to recognize Minas de Coronado’s right to a 20% joint venture interest in the Huizopa exploration project, and asks the Court to undo the parties’ 80/20 joint venture arrangement and compel the return of the Huizopa exploration project properties to Mr. Green’s companies.  The Company believes that the claims in the Complaint are without merit, and intends to vigorously defend itself against those claims.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

10.1	Purchase Agreement

10.2	Royalty Agreement

99.1	Press release of Apollo Gold Corporation issued September 14, 2009

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 15, 2009

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President – Finance and Corporate Development

EXHIBIT INDEX

Exhibit Number	Description of Document

10.1	Purchase Agreement

10.2	Royalty Agreement

99.1	Press release of Apollo Gold Corporation issued September 14, 2009